Exhibit 99.1

For Immediate Release

Encore Capital Group Announces Fourth Quarter and Full Year 2008 Results

SAN DIEGO, February 11, 2009 /PRNewswire-FirstCall/ — Encore Capital Group, Inc. (Nasdaq: ECPG), a leading distressed consumer debt management company, today reported consolidated financial results for the fourth quarter and full year ended December 31, 2008.

For the fourth quarter of 2008:

•	Gross collections were $94.4 million, a 10% increase over the $85.4 million in the same period of the prior year.

•

Investment in receivable portfolios was $63.8 million, to purchase $1.7 billion in face value of debt, compared to $74.6 million, to purchase $1.8 billion in face value of debt in the same period of the prior year. Available capacity under the revolving credit facility, subject to borrowing base and applicable debt covenants, was $97.0 million as of December 31, 2008, compared to $57.8 million as of December 31, 2007.

•

Revenue from receivable portfolios was $47.9 million, a 14% decrease from $55.8 million in the same period of the prior year. Revenue recognized on receivable portfolios, as a percentage of portfolio collections, excluding the effects of impairment provisions, was 78%, compared to 76% in the same period of the prior year.

•	Revenue from bankruptcy servicing was $4.0 million, a 39% increase over the $2.9 million in the same period of the prior year.

•

Total operating expenses were $54.2 million, a 14% increase over the $47.4 million in the same period of the prior year. Operating expense (excluding stock-based compensation expense and bankruptcy servicing operating expenses) per dollar collected increased to 53.6% compared to 50.7% in the same period of the prior year.

•

Adjusted EBITDA, defined as net income before interest, taxes, depreciation and amortization, stock-based compensation expense and portfolio amortization, was $51.9 million, a 19% increase over the $43.5 million in the same period of the prior year.

•	Total interest expense was $4.2 million, compared to $4.0 million in the same period of the prior year.

•	Net income was $0.2 million or $0.01 per fully diluted share, compared to net income of $4.8 million or $0.21 per fully diluted share in the same period of the prior year.

For the full year of 2008:

•	Gross collections were $398.6 million, a 12% increase over the $355.2 million in 2007.

•	Total revenue was $255.9 million, a 1% increase over the $254.0 million in 2007.

Encore Capital Group, Inc.

•	Adjusted EBITDA was $211.3 million, a 21% increase over the $174.2 million in 2007.

•	Net income was $18.8 million or $0.80 per fully diluted share, compared to net income of $15.0 million or $0.64 per fully diluted share in 2007.

Additional information:

Certain events affected the comparability of 2008 versus 2007 quarterly and annual results, as outlined below. For a more detailed comparison of 2008 versus 2007 results, refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

•

In the fourth quarter of 2008, the Company recorded a net impairment provision of $25.4 million, compared to a net impairment provision of $8.7 million in the same period of the prior year. For the full year of 2008, the Company recorded a net impairment provision of $41.4 million, compared to a net impairment provision of $11.2 million in the prior year.

•

In the fourth quarter of 2008, the Company expensed $12.1 million in upfront court costs, compared to $6.5 million in the same period of the prior year. For the full year of 2008, the Company expensed $38.5 million in upfront court costs, compared to $28.3 million in the prior year.

•

In the fourth quarter of 2008, the Company repurchased $23.6 million principal amount of its outstanding convertible senior notes, for a total price of $16.6 million, plus accrued interest. These repurchases resulted in a net gain of $6.7 million. For the full year of 2008, the Company repurchased $28.6 million principal amount of its outstanding convertible senior notes, for a total price of $20.1 million, plus accrued interest. These repurchases resulted in a net gain of $8.1 million.

•

For the full year of 2008, the Company recorded an income tax provision of $13.0 million, reflecting an effective tax rate of 40.8%, compared to an income tax provision of $8.4 million, reflecting an effective tax rate of 35.9% in the prior year. This increase was primarily due to a net state effective tax rate increase in 2008 and to one-time state related tax benefits experienced in 2007.

•

In the second quarter of 2007, approximately $11.7 million of total interest expense was attributable to the agreement reached with the Company’s previous lender to pay off all future contingent interest payments.

Non-GAAP Financial Measures

The Company has included information concerning Adjusted EBITDA because management utilizes this information, which is materially similar to a financial measure contained in covenants used in the Company’s credit agreement, in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to generate cash collections in excess of operating expenses through the liquidation of its receivable portfolios. The Company has included information concerning total operating expenses excluding stock-based compensation expense and bankruptcy servicing operating expenses in order to facilitate a comparison of approximate cash costs to cash collections for the debt purchasing business in the periods

Encore Capital Group, Inc.

presented. These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, net income and total operating expenses as indicators of Encore Capital Group’s operating performance. Neither Adjusted EBITDA nor operating expenses excluding stock-based compensation expense and bankruptcy servicing operating expenses has been prepared in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures, as presented by Encore Capital Group, may not be comparable to similarly titled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to reported earnings under GAAP, and a reconciliation of operating expenses excluding stock-based compensation expense and bankruptcy servicing operating expenses to the GAAP measure total operating expenses in the attached financial tables.

About Encore Capital Group, Inc.

Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivables portfolios. More information on the company can be found at www.encorecapitalgroup.com.

Contact:

Encore Capital Group, Inc.

Paul Grinberg (858) 309-6904

paul.grinberg@encorecapitalgroup.com

or

Ren Zamora (858) 560-3598

ren.zamora@encorecapitalgroup.com

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Consolidated Statements of Financial Condition

(In Thousands, Except Par Value Amounts)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$10,341	$8,676
Accounts receivable, net	1,757	4,136
Investment in receivable portfolios, net	461,346	392,209
Deferred court costs	28,335	20,533
Property and equipment, net	6,272	4,390
Prepaid income tax	7,935	10,346
Forward flow asset	10,302	15,863
Other assets	5,286	8,800
Goodwill	15,985	15,985
Identifiable intangible assets, net	1,739	2,557

Total assets	$549,298	$483,495

Liabilities and stockholders’ equity
Liabilities:
Accounts payable and accrued liabilities	$18,204	$20,346
Deferred tax liabilities, net	15,199	13,669
Deferred revenue and purchased servicing obligation	5,203	3,898
Debt	311,319	272,420
Other liabilities	3,483	1,642

Total liabilities	353,408	311,975

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, 23,053 shares and 22,992 shares issued and outstanding as of December 31, 2008 and 2007, respectively	231	230
Additional paid-in capital	79,971	73,310
Accumulated earnings	117,809	98,975
Accumulated other comprehensive loss	(2,121)	(995)

Total stockholders’ equity	195,890	171,520

Total liabilities and stockholders’ equity	$549,298	$483,495

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Revenue
Revenue from receivable portfolios, net	$47,902	$55,813	$240,802	$241,402
Servicing fees and other related revenue	4,040	2,904	15,087	12,609

Total revenue	51,942	58,717	255,889	254,011

Operating expenses
Salaries and employee benefits (excluding stock-based compensation expense)	12,617	13,765	58,120	64,153
Stock-based compensation expense	382	1,001	3,564	4,287
Cost of legal collections	26,662	18,987	96,187	78,636
Other operating expenses	5,996	4,563	23,652	21,533
Collection agency commissions	2,310	3,772	13,118	12,411
General and administrative expenses	5,540	4,513	19,445	17,478
Depreciation and amortization	652	810	2,814	3,351

Total operating expenses	54,159	47,411	216,900	201,849

Income before other (expense) income and income taxes	(2,217)	11,306	38,989	52,162

Other (expense) income
Interest expense	(4,220)	(4,000)	(15,629)	(13,904)
Contingent interest expense	—	—	—	(4,123)
Pay-off of future contingent interest	—	—	—	(11,733)
Gain on repurchase of convertible notes, net	6,679	—	8,096	—
Other income	17	918	358	1,071

Total other expense	2,476	(3,082)	(7,175)	(28,689)

Income before income taxes	259	8,224	31,814	23,473
Provision for income taxes	(28)	(3,376)	(12,980)	(8,431)

Net income	$231	$4,848	$18,834	$15,042

Weighted average shares outstanding:
Basic	23,094	22,991	23,046	22,876
Diluted	23,632	23,466	23,577	23,386
Earnings per share:
Basic	$0.01	$0.21	$0.82	$0.66
Diluted	$0.01	$0.21	$0.80	$0.64

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended December 31,
	2008	2007
Operating activities:
Net Income	$18,834	$15,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,814	3,351
Amortization of loan costs	1,377	1,219
Stock-based compensation expense	3,564	4,287
Gain on repurchase of convertible notes, net	(8,096)	—
Deferred income tax expense	1,531	3,002
Other non-cash tax benefits, net	3,075	2,145
Tax benefit from stock-based payment arrangements	—	(698)
Provision for impairment on receivable portfolios, net	41,400	11,230
Changes in operating assets and liabilities
Restricted cash	—	4,660
Other assets	4,135	545
Deferred court costs	(7,803)	(9,599)
Prepaid income tax	2,411	(6,619)
Accrued profit sharing arrangement	—	(6,869)
Deferred revenue and purchased service obligation	1,305	1,108
Accounts payable and accrued liabilities	(1,476)	(3,194)

Net cash provided by operating activities	63,071	19,610

Investing activities:
Cash paid for India membership interest	—	(2,250)
Purchases of receivable portfolios, net of forward flow allocation	(224,717)	(197,249)
Collections applied to investment in receivable portfolios	116,101	102,093
Proceeds from put-backs of receivable portfolios	3,640	3,769
Purchases of property and equipment	(2,276)	(1,422)

Net cash used in investing activities	(107,252)	(95,059)

Financing activities:
Proceeds from notes payable and other borrowings	108,000	121,000
Repayment of notes payable and other borrowings	(42,169)	(48,500)
Repurchase of convertible notes	(20,101)	—
Proceeds from exercise of stock options	23	348
Tax benefit from stock-based payment arrangements	—	698
Proceeds from capital lease	400	—
Repayment of capital lease obligations	(307)	(212)

Net cash provided by financing activities	45,846	73,334

Net increase (decrease) in cash	1,665	(2,115)
Cash and cash equivalents, beginning of period	8,676	10,791

Cash and cash equivalents, end of period	$10,341	$8,676

Supplemental disclosures of cash flow information:
Cash paid for interest	$14,427	$35,707
Cash paid for income taxes	$5,301	$8,730
Supplemental schedule of non-cash investing and financing activities:
Fixed assets acquired through capital lease	$1,602	—
Allocation of forward flow asset to acquired receivable portfolios	$5,561	$11,704

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of Adjusted EBITDA to GAAP Net Income and Operating Expenses, Excluding Stock-based Compensation

Expense and Bankruptcy Servicing Operating Expenses to GAAP Total Operating Expenses

(Unaudited, In Thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
GAAP net income, as reported	$231	$4,848	$18,834	$15,042
Interest expense	4,220	4,000	15,629	13,904
Contingent interest expense	—	—	—	4,123
Pay-off of future contingent interest	—	—	—	11,733
Provision for income taxes	28	3,376	12,980	8,431
Depreciation and amortization	652	810	2,814	3,351
Amount applied to principal on receivable portfolios	46,364	29,498	157,501	113,323
Stock-based compensation expense	382	1,001	3,564	4,287

Adjusted EBITDA	$51,877	$43,533	$211,322	$174,194

GAAP total operating expenses, as reported	$54,159	$47,411	$216,900	$201,849
Stock-based compensation expense	(382)	(1,001)	(3,564)	(4,287)
Bankruptcy servicing operating expenses	(3,192)	(3,076)	(13,369)	(14,801)

Operating expenses, excluding stock-based compensation expense and bankruptcy servicing operating expenses	$50,585	$43,334	$199,967	$182,761

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